DMC GLOBAL INC.
EXECUTIVE SEVERANCE PLAN

1.Purpose
This Executive Severance Plan has been established by DMC Global Inc. (the “Company”) to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The Plan is intended to further the best interests of the Company and its stockholders by attracting and retaining qualified executives and also attempting to assure the present and future continuity, objectivity and dedication of management in the event of a Change in Control. The Plan is intended to qualify as a “top-hat” plan under ERISA, in that it is intended to be an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is unfunded and provides benefits only to a select group of management or highly compensated employees of the Company.
2.Definitions
In addition to other terms defined herein or in a Participation Agreement, wherever used in this Plan, the following terms shall have the meanings set forth below (unless otherwise indicated by the context):
(a)“Affiliate” means any corporation or other entity controlled by, controlling or under common control with the Company, including but not limited to any Subsidiary.
(b)“Annual Bonus” means an annual bonus earned by the Participant under the Annual Bonus Incentive Plan.
(c)“Annual Incentive Bonus Plan” means the Company’s Annual Incentive Bonus Plan and/or any successor or other applicable plan, in each case as amended and/or restated.
(d)“Applicable Law” means any applicable laws, rules and regulations (or similar guidance), including but not limited to the Code, ERISA, and the listing or other rules of any applicable stock exchange.
(e)“Arcadia Issuance” means any issuance by the Company of (i) its stock in payment of the purchase price for all or any portion (in one or more transactions) of the ownership interest in Arcadia Products, LLC, a Colorado limited liability company (“Arcadia”), not owned by the Company or its affiliate DMC Korea Inc., including (without limitation) in connection with the “Put Option” (as defined in that certain Second Amended and Restated Limited Liability Company Agreement of Arcadia (as the same may be amended, modified or supplemented)); or (ii) its stock upon conversion into shares of the Company’s common stock of any stock issued as contemplated by clause (i) of this paragraph.
(f)“Base Salary” means the annual base salary of a Participant, as determined on the Participant’s Termination Date; provided that, in the event that Severance Payments are payable due to a Change in Control, Base Salary shall mean the Participant’s annual base salary as in effect immediately prior to a Change in Control, or, if greater, at any time thereafter. For clarity,
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Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from incentive or equity compensation awards.
(g)“Board” means the Board of Directors of the Company.
(h)“Cause” means, unless otherwise defined in a Participant’s Participation Agreement, (i) the Participant’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Chief Executive Officer of the Company, a member of the Committee or another authorized officer of the Company, which specifically identifies the manner in which the sender believes that the Participant has not substantially performed his or her duties; or (ii) the Participant’s willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or an Affiliate. The termination of the Participant’s employment shall not be a termination for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted in good faith by the affirmative vote of not less than a majority of the membership of the Board at a meeting of the Board called and held for such purpose (after a reasonable period of prior notice of such meeting and the Participant’s alleged improper conduct is communicated in writing to the Participant and the Participant (together with the Participant’s counsel) is given an opportunity to be heard before the Board), finding that the Participant has engaged in the conduct described as termination for Cause and specifying in detail the grounds for its decision, and further that the specified conduct remains uncured pursuant to the terms hereof or was not capable of cure. Notwithstanding the provisions of this Section 2(h), “Cause” will not be deemed to have occurred solely as a result of the Participant’s failure to follow any Company policy or any Company instruction to the Participant that would permit the Participant to terminate this employment under Section 5(a) or Section 5(b) because such policy or instruction constitutes Good Reason. The Board, in its discretion, may place the Participant on a paid leave of absence for all or any portion of the period of time from the delivery of the written notice described in the Plan until the effective date of the termination for Cause, or the date on which the Participant returns to work from such paid leave of absence.
(i)“Change in Control” means, unless a Participant’s Participation Agreement provides otherwise, the occurrence of any of the following:
(i)A Significant Event.
(ii)Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by

Outstanding Company Common Stock (as defined hereafter in Section (ae)(i)) and Outstanding Company Voting Securities (as defined hereafter in Section (ae)(i)), respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (as defined hereafter in Section (ae)(i)) (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
(iii)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. Notwithstanding anything to the contrary in this definition of “Change in Control,” a transaction shall not constitute a Change in Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect. For purposes of determining whether a Change in Control has occurred, with respect to any Person, for all purposes of this Plan, any calculation of the number of shares of common stock or voting securities outstanding at any particular time, including for purposes of determining the particular percentage of the outstanding shares of common stock or voting securities of which such Person is the beneficial owner, shall include the number of shares of common stock or voting securities not outstanding at the time of such calculation that such Person is otherwise deemed to beneficially own for purposes of this Plan; provided, however, that the number of shares of common stock or voting securities not outstanding that such Person is otherwise deemed to beneficially own for purposes of this Plan shall not be included for the purpose of computing the percentage of the outstanding shares of common stock or voting securities beneficially owned by any other Person (unless such other Person is also deemed to beneficially own, for purposes of this Plan, such shares of common stock or voting securities not outstanding). A Person shall be deemed the “beneficial owner”, and to have “beneficial ownership” of, and to “beneficially own”, any securities as to which such Person or any of such Person’s affiliates or associates is or may be deemed to be the beneficial owner, directly or indirectly, pursuant to Rules 13d-3 and 13d-5 under the Exchange Act. As used in this paragraph, the terms “affiliate” and “associate” have the meanings ascribed to them in Rule 12b-2 under the Exchange Act. Notwithstanding the preceding provisions, in the event that any compensation paid under the Plan is deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then payment to be made upon a Change in Control may be permitted, in the Board’s discretion (if and to the extent permitted under Code Section 409A), upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Company; (B) a change in effective control of the Company; or (C) a change in the ownership of a substantial portion of the assets of the Company.
(j)“CIC Severance Multiple” means the multiple of a Participant’s Base Salary plus Target Bonus that applies for the purposes of calculating the amount of a Participant’s potential Severance Payments pursuant to Section 5(b), that is, for Severance Payments that become payable as a result of a Change in Control. The Committee will determine the CIC Severance Multiple for each Participant’s Base Salary, provided that, in no event shall the CIC Severance Multiple exceed three (3) times the aggregate of a Participant’s Base Salary plus Target Bonus.
(k)“Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.
(l)“Committee” means the Compensation Committee of the Board (or a subcommittee thereof), or the Board or such other committee of the Board to which the Board has delegated authority to act under or pursuant to the provisions of the Plan. For clarity, the term “Committee” includes the Board (or subcommittee of the Committee or other Board committee) if the Board is exercising the authority of the Committee under the Plan.
(m)“Company” means DMC Global Inc., a Delaware corporation, together with any successor thereto, or any ultimate parent of any successor. References to the “Company” may also include its Affiliates in the Committee’s discretion.
(n)“Covenants Agreement” means, collectively, any Employee Proprietary Information and Inventions Agreement, Confidentiality Agreement, Non-Solicitation Agreement, Non-Competition Agreement or other plan, agreement or arrangement containing restrictive covenants between the Company or any Affiliate and the Participant.
(o)“Disability” means the Participant’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate (unless otherwise required for purposes of compliance with Code Section 409A, in which case “Disability” shall be as defined under Code Section 409A).
(p)“Effective Date” means February 26, 2025.
(q)“Eligible Executive” means each of those senior executive officers or other key employees of the Company or an Affiliate who is determined by the Committee to be eligible to participate in the Plan. An individual will be treated as an employee of the Company if there exists between the individual and the Company the legal and bona fide relationship of employer and employee.
(r)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations issued thereunder.

(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and rules and regulations issued thereunder.
(t)“Excise Tax” means the excise tax on excess parachute payments under Code Section 4999 (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax.
(u)“Good Reason” means the occurrence of any of the following without the Participant’s written consent: (i) a material reduction in the Participant’s base salary; (ii) any material and adverse change in the Participant’s office or title, reporting relationship(s), authority, duties or responsibilities to the Company; (iii) any assignment of duties that are materially and adversely inconsistent with and result in a diminution of the Participant’s position and duties with the Company; or (iv) the Company requires that the Participant relocate his or her principal residence and/or principal workplace by a distance of more than 50 miles from the location of the Participant’s then-current principal residence or principal workplace address, it being expressly understood that compliance with the terms of any workplace location and travel or similar provisions in a Participant’s offer letter or employment agreement shall not constitute Good Reason. Notwithstanding the foregoing, no event shall constitute Good Reason unless (i) the Participant notifies the Board of Directors in writing of his or her intention to terminate for Good Reason (describing the condition(s) that the Participant has determined constitute Good Reason) within thirty (30) days after the Participant knows or has reason to know of the occurrence of any such event, (ii) the Company does not cure said condition within fifteen (15) days after its receipt of the Participant’s written notice, and (iii) in the event the Company does not cure said condition, the Participant terminates his or her employment within thirty (30) days after the period for curing said condition has expired. The Participant’s determination of the existence of Good Reason shall be conclusive in the absence of fraud, bad faith or manifest error.
(v)“Participant” means each Eligible Executive who has been selected to participate in the Plan pursuant to Section 4.
(w)“Participation Agreement” means the participation agreement between the Company and a Participant informing the Eligible Executive of his or her selection as a Participant in the Plan, the material terms of such participation and such other terms and conditions as may be determined by the Committee, as such agreement may be amended and/or restated. Participation in the Plan is subject to the Participant’s timely execution and return of his or her Participation Agreement. References to the “Plan” shall, if and to the extent applicable, include the terms of a Participation Agreement entered into with a Participant, unless the Committee determines otherwise, and each Participant Agreement shall be deemed to include and incorporate by reference the terms of the Plan. A form of Participation Agreement is attached to the Plan as Exhibit A, although the Committee retains the right to amend or modify the terms of the form of or any individual Participation Agreement.
(x)“Plan” means the DMC Global Inc. Executive Severance Plan, as it may be amended and/or restated.
(y)“Prior Bonus” has the meaning given such term in Section 5(a).

(z)“Pro Rata Bonus” has the meaning given such term in Section 5(b).
(aa)“Qualifying Termination” means (i) the Participant’s termination of his or her employment for Good Reason, or (ii) the Company’s termination of the Participant’s employment for any reason other than (A) termination for Cause, (B) termination following a Disability or (C) termination due to death.
(ab)“Securities Act” means the Securities Act of 1933, as amended, and rules and regulations issued thereunder.
(ac)“Severance Multiple” means the multiple of a Participant’s Base Salary that applies for the purposes of calculating the amount of a Participant’s potential Severance Payments pursuant to Section 5(a), that is for payments other than payments as a result of a Change in Control. The Committee will determine the Severance Multiple for each Participant’s Base Salary, provided that, in no event shall the Severance Multiple exceed the aggregate of three (3) times the Participant’s Base Salary.
(ad)“Severance Payment” means an aggregate amount equal to a Participant’s Severance Multiple or CIC Severance Multiple times the sum of the Participant’s Base Salary and, in the context of a Severance Payment due to a Change in Control, Target Bonus. In no event shall the Severance Payments for a Participant exceed an aggregate amount equal to three (3) times the sum of the Participant’s Base Salary (and, if applicable, in the Change in Control context, Target Bonus). In addition, except as otherwise provided in Section 5(b)(ii) and Section 5(b)(iii) with respect to offsets, in no event shall a Participant be eligible for Severance Payments based on both a CIC Severance Multiple and a Severance Multiple.
(ae)“Significant Event” means the occurrence of either of the following:
(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership of at least 25% of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Significant Event: (1) any acquisition directly from the Company other than an Arcadia Issuance, (2) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of section (ii) of the definition of Change in Control.
(ii)Individuals (other than the individual appointed in accordance with that certain Cooperation Agreement dated March 14, 2024 between the Company and Bradley L. Radoff) who, as of the date hereof, constitute the board of directors of the Company (the “Qualified Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Qualified Board, shall be considered as though such individual were a member of the Qualified Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Company.
(iii)For purposes of determining whether a Significant Event has occurred, with respect to any Person, for all purposes of this Plan, any calculation of the number of shares of common stock or voting securities outstanding at any particular time, including for purposes of determining the particular percentage of the outstanding shares of common stock or voting securities of which such Person is the beneficial owner for purposes of clause (i) of this section, shall include the number of shares of common stock or voting securities not outstanding at the time of such calculation that such Person is otherwise deemed to beneficially own for purposes of this Plan, including (without limitation) shares issued or issuable in connection with an Arcadia Issuance; provided, however, that the number of shares of common stock or voting securities not outstanding that such Person is otherwise deemed to beneficially own for purposes of this Plan shall not be included for the purpose of computing the percentage of the outstanding shares of common stock or voting securities beneficially owned by any other Person (unless such other Person is also deemed to beneficially own, for purposes of this Plan, such shares of common stock or voting securities not outstanding).
(iv)A Person shall be deemed the “beneficial owner”, and to have “beneficial ownership” of, and to “beneficially own”, any securities as to which such Person or any of such Person’s affiliates or associates is or may be deemed to be the beneficial owner, directly or indirectly, pursuant to Rules 13d-3 and 13d-5 under the Exchange Act. As used in this definition of “Significant Event”, the terms “affiliate” and “associate” have the meanings ascribed to them in Rule 12b-2 under the Exchange Act.
(af)“Stock Plan” means the Company’s 2016 Omnibus Incentive Plan and/or any successor or other applicable equity plan, in each case as amended and/or restated.
(ag)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f) (or any successor Section thereto).
(ah)“Target Bonus” means a Participant’s target bonus under the Annual Bonus Incentive Plan for the Participant’s performance year during which a Participant’s Termination Date occurs or such other period as may be applicable under the Plan.
(ai)“Term” means the term of the Plan, which term commences on the Effective Date and expires as provided in Section 9.
(aj)“Termination Date” means the date on which a Participant’s employment or service with the Company is terminated for any reason.

3.Administration
(a)General. The Plan shall be administered and interpreted by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary or appropriate. The members of the Committee shall be deemed independent if and to the extent required under Applicable Law.
(b)Additional Provisions Regarding Committee Authority. Subject to the terms of the Plan and Applicable Law, the Committee shall have full authority in its discretion to take any action with respect to the Plan, including but not limited to the authority to (i) determine individuals who are selected to participate in the Plan; (ii) construe and interpret the Plan, Participation Agreements and any other instruments under the Plan and establish and interpret rules and regulations for administering the Plan; and (iii) make all other determinations deemed necessary or advisable for administering the Plan. Any decision made, or action taken, by the Committee under the Plan shall be final, conclusive and binding on the Company, any Affiliates, any Participant and any other person. The Committee’s authority to select Participants under the Plan shall not in any way restrict the authority of the Company to grant compensation to employees or other service providers under any other compensation plan, program, or arrangement of the Company.
(c)Manner of Acting; Indemnification. All expenses incurred in the administration of the Plan shall be paid by the Company. No member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct. The members of the Board and the Committee shall be entitled to indemnification and reimbursement in the manner and to the fullest extent provided in the Company’s certificate of incorporation and/or bylaws and/or pursuant to Applicable Law.
(d)Delegation. The Committee may in its discretion delegate to the Chief Executive Officer or other officers ministerial or other administrative authority under the Plan, subject to the requirements of Applicable Law and such terms and conditions as may be established by the Committee. In the case of such delegation, references to the “Committee” herein shall include such designee or designees, unless the context otherwise requires (as determined by the Committee).
4.Eligibility and Participation
(a)Commencement of Participation. An individual shall be eligible to participate in the Plan if he or she is an Eligible Executive and is selected by the Committee to participate in the Plan; provided that, in order to become a Participant in the Plan, the selected Eligible Executive must execute and return a Participation Agreement containing such terms and conditions as may be determined by the Committee. A Participant shall remain an Eligible Executive until the individual’s status as “Participant” ceases pursuant to Section 4(b). A Participant’s participation in the Plan shall become effective as of the date determined by the Committee.

(b)Duration of Participation. A Participant shall cease to be a Participant in the Plan if his or her employment or service is terminated under circumstances that do not entitle him or her to receive Severance Payments under the Plan. A Participant who becomes entitled to receive Severance Payments under the Plan shall remain a Participant in the Plan until the full amount of such Severance Payments has been paid to him or her in accordance with the terms of the Plan, unless otherwise provided in the Plan or the Participant and the Company agree otherwise.
5.Effect of Termination of Employment; Severance Benefits
In the event of a Participant’s termination of employment, the following provisions shall apply. In the event of the Executive’s termination for any reason, the Company shall pay to the Executive (i) any earned but unpaid Base Salary through the Termination Date; (ii) any accrued but unused vacation or paid time off, if any, subject to the terms of the applicable policies of Company; and (iii) payment for any unreimbursed business expenses properly incurred and approved during employment (collectively, the “Accrued Amounts”). The Accrued Amounts will be paid on the next regularly scheduled payday following the Executive’s Termination Date, or such earlier date as may be required by applicable law. The Committee shall have discretion to determine the basis for a Participant’s termination of employment.
(a)Qualifying Termination Without Change in Control.
(i)The Company may terminate a Participant’s employment due to a Qualifying Termination upon thirty (30) calendar days’ written notice to the Participant. A Participant may terminate his or her employment for Good Reason upon thirty (30) calendar days’ written notice to the Company, subject to the additional notice provisions of Section 2(u). The Company may elect to pay to the Participant his or her portion of Base Salary for the notice period in lieu of permitting the Participant to continue working.
(ii)Upon the occurrence of a Qualifying Termination, which Qualifying Termination occurs other than in connection with a Change in Control as described in Section 5(b), the Company shall pay to the Participant (A) the Accrued Amounts and (B) a Severance Payment equal to the Severance Multiple times the Participant’s Base Salary in effect on the Termination Date, plus, if the Participant’s termination occurs after year-end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year, to the extent earned (such earned but unpaid bonus, the “Prior Bonus”), (C) COBRA premiums as described in Section 5(f) and (D) modification of the Participant’s equity awards as provided in Section 5(g).
(iii)If a Participant becomes entitled to benefits under Section 5(a), he or she shall not be entitled to benefits under Section 5(b), and, similarly, if a Participant becomes entitled to benefits under Section 5(b), he or she shall not be entitled to benefits under Section 5(a), except as otherwise provided in Section 5(b)(ii) and Section 5(b)(iii).
(iv)Timing of Payments. The Accrued Amounts shall be paid as provided above. The Prior Bonus shall be paid with the first regularly scheduled payroll payment that occurs after the Prior Bonus amount becomes determinable, provided that, in any event, the Prior

Bonus shall be paid before March 15 of the calendar year following the performance year or otherwise in a manner intended to be in accordance with or exempt from Code Section 409A. So long as the Participant executes a release of claims in a form acceptable to the Company (the “Release”) and such Release becomes irrevocable within sixty (60) days following the Termination Date, the Severance Payment required by Section 5(a)(ii)(B) will be paid in one lump sum (without interest) on the first regularly scheduled payroll date following the date Participant’s Release becomes irrevocable.
(b)Qualifying Termination in Connection With a Change in Control.
(i)The Company may terminate a Participant’s employment due to a Qualifying Termination in connection with a Change in Control as provided in this Section 5(b)(ii) upon thirty (30) calendar days’ written notice to the Participant. A Participant may terminate his or her employment for Good Reason in connection with a Change in Control as provided in this Section 5(b)(ii) upon thirty (30) calendar days’ written notice to the Company, subject to the additional notice provisions of Section 2(v). The Company may elect to pay to the Participant his or her portion of Base Salary for the notice period in lieu of permitting the Participant to continue working.
(ii)If the Participant’s employment with the Company is terminated due to a Qualifying Termination within 12 months before or after a Change in Control, the Company shall pay to the Participant (A) the Accrued Amounts as provided above, (B) a Severance Payment equal to the CIC Severance Multiple times the total of the Participant’s Base Salary in effect on the Termination Date and Target Bonus, (C) the Pro Rata Bonus (a pro rata portion of the Target Bonus for the year in which the Participant’s Termination Date occurs based on the period of employment during such year), plus, if the Participant’s termination occurs after year-end but before the Annual Bonus for the preceding year is paid, the Prior Bonus for the preceding year, to the extent earned, (D) COBRA premiums as described in Section 5(f); and (E) modification of the Participant’s equity awards as provided in Section 5(g). For clarity, in the event that the Participant has a Qualifying Termination under Section 5(a) prior to a Change in Control, if a Change in Control occurs within 12 months after the Qualifying Termination, then the Severance Payments under this Section 5(b)(ii)IB) (related to Base Salary and Target Bonus times the CIC Severance Multiple) and Section 5(b)(ii) (C) (with respect to the Pro Rata Bonus only and not the Prior Bonus ) shall be offset by any Severance Payment amounts the Participant receives or received under Section 5(a).
(iii)Timing of Payments. The Accrued Amounts shall be paid as provided above. The Prior Bonus shall be paid with the first regularly scheduled payroll payment that occurs after the Prior Bonus amount becomes determinable, provided that, in any event, the Prior Bonus shall be paid before March 15 of the calendar year following the performance year or otherwise in a manner intended to be in accordance with or exempt from Code Section 409A. So long as the Participant executes the Release and such Release becomes irrevocable within sixty (60) days following the Termination Date, the Severance Payment required by Section 5(b)(ii)(B) and the Pro Rata Bonus will be paid in one lump sum (without interest) on the earlier of (A) in the case of the Participant’s Qualifying Termination within 12 months after a Change in

Control, on the first regularly scheduled payroll date following the date the Participant’s Release becomes irrevocable as provided in Section 5(a)(iv) or (B) in the case of the Participant’s Qualifying Termination within 12 months before a Change in Control, on the first regularly scheduled payroll date after a Change in Control occurs (provided that the Participant’s Release has become irrevocable as provided in Section 5(a)(iv) prior to such date and provided further that, for the purposes of Section 5(b)(iii) herein, a Change in Control, as applicable, shall constitute a change in control as defined under Code Section 409A).
(c)Termination Due to Death or Disability. If a Participant’s employment is terminated by reason of death or Disability, the Company shall pay the Participant (or his or her estate or representative) the sum of (i) the Accrued Amounts plus, (ii) if the Participant’s death termination due to Disability occurs after year-end but before the Annual Bonus for the preceding year is paid, the Prior Bonus for the preceding year, to the extent earned. The Accrued Amounts shall be paid as provided above. The Prior Bonus shall be paid with the first regularly scheduled payroll payment that occurs after the Prior Bonus amount becomes determinable, provided that, in any event, the Prior Bonus shall be paid before March 15 of the calendar year following the performance year or otherwise in a manner intended to be in accordance with or exempt from Code Section 409A Upon termination of the Participant’s employment due to this Section 5(c), except as otherwise provided in the Plan or as required under Applicable Law, a Participant (or any person claiming through him or her) shall have no right to any other compensation or benefits.
(d)Termination for Cause. The Company may terminate a Participant’s employment for Cause. In the event of a Participant’s termination for Cause, the Company shall pay the Participant the Accrued Amounts. The Accrued Amounts shall be paid as provided above. Upon termination of the Participant’s employment under this Section 5(d), except as otherwise provided in the Plan or as required under Applicable Law, a Participant shall have no right to any other compensation or benefits.
(e)Voluntary Termination of Employment. If a Participant terminates his or her employment without Good Reason (and such termination is not for Cause or due to death or Disability), then the Company will pay to the Participant (i) the Accrued Amounts and (ii) if the Participant’s termination occurs after year-end but before the Annual Bonus for the preceding year is paid, the Prior Bonus for the preceding year, to the extent earned. The Accrued Amounts shall be paid as provided above. The Prior Bonus shall be paid with the first regularly scheduled payroll payment that occurs after the Prior Bonus amount becomes determinable, provided that, in any event, the Prior Bonus shall be paid before March 15 of the calendar year following the performance year or otherwise in a manner intended to be in accordance with or exempt from Code Section 409A. Upon termination of the Participant’s employment pursuant to this Section 5(e), except as otherwise provided in the Plan or as required by Applicable Law, the Participant shall have no right to any other compensation or benefits.
(f)Payment of COBRA Premiums; No Effect on Vested and Accrued Benefits. In the event that a Participant is entitled to Severance Payments pursuant to Section 5(a) or Section 5(b), the following provisions shall apply: As an additional severance benefit, the Company shall pay to the Participant an amount equal to the product of 18 months multiplied by the amount of the monthly premium that the Participant would otherwise be required to pay for the Participant and any of the Participant’s eligible dependents for the first month of Company group health care plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), without regard to whether the Participant actually elects continued health care coverage under COBRA for himself or his dependents (the “COBRA Severance”). The COBRA Severance shall be paid to the Participant in cash in a single lump sum payment within 30 days of his Termination Date, less applicable withholdings. Notwithstanding anything to the contrary herein and subject to the terms of any benefit plan or program of the Company, no termination of the Participant’s employment with the Company will in any manner whatsoever result in any termination, curtailment, reduction or cessation of any vested benefits or other entitlements to which the Participant is entitled under the terms of any such benefit plan or program of the Company in respect of which the Participant is a participant as of the Termination Date.
(g)Equity Awards. Any outstanding equity or other long-term incentive awards held by a Participant will be subject to the terms and conditions of the Stock Plan and applicable award agreement; provided, however that, unless a Participant’s Participation Agreement provides otherwise, the following terms shall apply (and such awards shall be deemed amended, modified and supplemented accordingly): (i) each award agreement that is outstanding on the effective date of the Participant’s Participation Agreement shall be deemed amended to provide for (A) accelerated vesting and/or earning in connection with a Change in Control or Significant Event, unless the awards are assumed, converted or replaced by the continuing entity; provided, however, that in the event that the Participant’s continuous service is terminated by the Company without Cause or by the Participant for Good Reason within twenty-four (24) months following the date of a Change in Control or Significant Event, any such assumed, converted or replacement awards shall become immediately vested; and (B) accelerated vesting in the event that the Participant terminates employment for Good Reason (without regard to whether there is a Change in Control or Significant Event); and, further (ii) each award agreement that is entered into between the Company and a Participant after the effective date of the Participant’s Participation Agreement shall also provide that (A) such awards shall be subject to accelerated vesting and/or earning in connection with a Change in Control or Significant Event, unless the awards are assumed, converted or replaced by the continuing entity; provided, however, that in the event that the Participant’s continuous service is terminated by the Company without Cause or by the Participant for Good Reason within twenty-four (24) months following the date of a Change in Control or Significant Event, any such assumed, converted or replacement awards shall become immediately vested; and (B) accelerated vesting in the event that the Participant terminates employment for Good Reason (without regard to whether there is a Change in Control or Significant Event). Except as otherwise provided herein, any outstanding equity awards of a Participant at the effective date of a Participant’s participation in the Plan shall continue in accordance with their terms. Notwithstanding anything in this Plan to the contrary, solely with respect to equity awards issued under the Company’s 2016 Omnibus Incentive Plan (as amended), in this Section 5(g) the term “Change in Control” has the meaning ascribed to it in the Company’s 2016 Omnibus Incentive Plan (as amended).

(h)Other Benefits. Notwithstanding any other provisions of the Plan, and in addition to the provisions of Sections 5(a)-(g) herein, in the event of a Participant’s termination of employment, the Participant will be entitled to (i) reimbursement of expenses to the extent provided under the Company’s expense reimbursement policy and subject to the terms of Section 7 herein, and (ii) any payments and benefits to which the Participant is entitled pursuant to the terms of any employee benefit or compensation plan or program in which the Participant participates (or participated) (in all cases, subject to the Company’s or an Affiliate’s authority to modify or terminate any such plan or program at any time and from time to time). Further, for the first 12 months following the Participant’s Termination Date, the Company will pay reasonable outplacement service expenses of Participant in an amount not to exceed $15,000 over such period.
(i)Compliance with Covenants Agreement and the Plan. The Company’s obligation to pay any other severance or other benefits under the Plan is contingent upon a Participant’s compliance with the Participant’s Covenants Agreement and the terms of the Plan and Participation Agreement. In the event that the Participant fails to comply with the Covenants Agreement, the Plan or his or her Participation Agreement, all rights of the Participant and any person claiming under or through him or her to the severance and other benefits under the Plan shall terminate and no person shall be entitled thereafter to receive any such payments or benefits hereunder. Further, in such event, the Company (i) shall have and may exercise the right to immediately cease any payments under the Plan, or to refuse payment in the first instance, and the Company shall further be entitled to recover any payments previously made to the Participant under the Plan, and (ii) shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Participant from committing such violation, and the Participant hereby consents to the issuance of such injunction.
(j)Notice of Termination of Employment or Service. A termination of a Participant’s employment or service by the Company or by the Participant for any reason other than death shall be communicated to the other by a notice (the “Notice of Termination”) which shall specify the effective date of termination, set forth in reasonable detail the reasons and basis for such termination and, to the extent applicable, comply with the provisions of Section 2(h) or Section 2(u). No purported termination of employment or service of a Participant will be effective for purposes of the Plan without a Notice of Termination being given as required by this Section 5(j).
(k)Exclusive Payments. The severance payments under the Plan are intended to constitute the exclusive payments in the nature of severance or termination compensation that shall be due a Participant upon termination of employment or service due to the occurrence of a Qualifying Termination (whether such Qualifying Termination is in connection with a Change in Control), and shall be in lieu of any such other severance or termination compensation under any other agreement, plan, program, or policy of the Company upon the occurrence of such events. Accordingly, if a Participant is a party to an employment, severance, termination, salary continuation, or other similar agreement with the Company, or is a participant in any other severance and/or change in control plan, practice, or policy of the Company, the severance benefits to which the Participant is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he or she is entitled under such other agreement, plan, practice, or policy; provided that the reduction set forth in this Section 5(k) shall not apply as to any other such agreement, plan, practice or policy that contains a reduction provision substantially similar to this Section 5(k) so long as the reduction provision of such other agreement, plan, practice, or policy is applied and the Participant does not receive duplicate benefits.
6.Parachute Payments
If any of the payments or benefits received or to be received by a Participant (including, without limitation, any payment or benefits received in connection with a Change in Control or the Participant’s termination of employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section 6, be subject to the Excise Tax, then prior to making the 280G Payments, a calculation shall be made comparing (i) the net benefit to the Participant of the 280G Payments after payment of the Excise Tax to (ii) the net benefit to the Participant if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above shall the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. Any reduction made pursuant to this Section 6 shall be made in a manner determined by the Accounting Firm (as defined below) that maximizes the Participant’s economic position and is consistent with the requirements of Code Section 409A. All calculations and determinations under this Section 6 shall be made by the Company’s regular independent accounting firm at the expense of the Company or, at the election and expense of the Participant, another nationally recognized independent accounting firm (the “Accounting Firm”) acceptable to the Company. The Company shall instruct the Accounting Firm to make all such calculations and determinations in a manner that is in the best interests of the Participant and maximizes the Participant’s position. For purposes of making the calculations and determinations required by this Section 6, the Accounting Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Code Section 280G and Code Section 4999. The Company and the Participant shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make its calculations and determinations under this Section 6. All calculations and determinations by the Accounting Firm shall be binding upon the Company and the Participant. If any payments or benefits are reduced under the Plan pursuant to this Section 6, the Participant shall pay all such assessed excise taxes, and any income taxes and additional excise taxes resulting solely from the payment of such excise taxes. If the provisions of Code Section 280G and Section 4999 or any successor provisions are repealed without succession, this Section 6 will be of no further force or effect.
7.Code Section 409A Matters
Notwithstanding any other provision in the Plan to the contrary, if and to the extent that Code Section 409A is deemed to apply to any benefit under the Plan, it is the general intention of the

Company that such benefits shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan shall, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to the Plan that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with or otherwise exempt from Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise and a Participant is determined to be a “specified employee” (as defined under Code Section 409A), any payment of deferred compensation subject to Code Section 409A to be made to the Participant upon a separation from service may not be made before the date that is six months after the Participant’s separation from service (or death, if earlier). To the extent that a Participant becomes subject to the six-month delay rule, all payments of deferred compensation subject to Code Section 409A that would have been made to the Participant during the six months following his or her separation from service, if any, will be accumulated and paid to the Participant during the seventh month following his or her separation from service, and any remaining payments due will be made in their ordinary course as described in the Plan. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Whenever payments under the Plan are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. To the extent not otherwise specified in the Plan, all (A) reimbursements and (B) in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in the Plan); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. If the 60-day period described in Section 5(a)(iv) or Section 5(b)(iii) begins in one calendar year and ends in another, the Participant (or his or her beneficiary) shall not have the right to designate the calendar year of the payment (except as permitted by Code Section 409A. Further, (i) in the event that Code Section 409A requires that any special terms, provisions, or conditions be included in the Plan, then such terms, provisions, and conditions shall, to the extent practicable, be deemed to be made a part of the Plan, and (ii) terms used in the Plan shall be construed in accordance with Code Section 409A if and to the extent required. Neither the Company, its Affiliates, the Board, the Committee nor its or their designees or agents makes any representations that the payments and benefits provided under the Plan comply with Code Section 409A, and in no event will the Company, its Affiliates, the Board, the Committee nor its or their designees or agents be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant (or any person claiming through him or her) on account of non-compliance with Code Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A shall be paid under the applicable exception.

8.Amendment and Termination; Plan Term
(a)Amendment and Termination. Except as otherwise provided in Section 8(b) herein, the Plan and any Participation Agreement may be amended, modified, suspended and/or terminated in any respect by the Board or the Committee; provided that (i), during the Term, the Plan and a Participant’s Participation Agreement may not, without the Participant’s consent, be amended, modified, suspended or terminated in a manner that would materially adversely affect the outstanding rights of a Participant as of the date of such action without such Participant’s consent (including but not limited to any amendment, modification, suspension or termination in connection with or in anticipation of a Change in Control during the Term), and (ii) following a Change in Control during the Term, the Plan and any outstanding Participation Agreements shall continue in full force and effect and shall not terminate, expire, be suspended or be materially amended or modified in a manner that would materially adversely affect the outstanding rights of Participants until after all Participants who become entitled to any payments hereunder shall have received such payments in full, unless any such Participant consents to such termination, expiration, suspension, amendment or modification. Upon the expiration of the Term, the Plan and all Participation Agreements shall be deemed terminated, and the Participant shall have no rights thereunder, except as provided in Section 8(a) or Section 8(b) herein. Notwithstanding the foregoing provisions of Section 8(a), however, the Board or the Committee shall have unilateral authority to amend, modify, suspend and/or terminate the Plan and any Participation Agreement without Participant consent if necessary or appropriate (in the Board’s or the Committee’s discretion) to comply with Applicable Law or changes to Applicable Law. The waiver by the Company of a breach of any provision of the Plan or a Participation Agreement by a Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.
(b)Plan Term. The Plan is effective as of the Effective Date and shall remain in effect until terminated by the Board or the Committee as provided in Section 8(a) herein; provided, however, that (i) such termination shall not become effective earlier than twenty-four (24) months from the date of the Board’s or the Committee’s determination to terminate the Plan; and (ii) if a Change in Control occurs prior to the expiration of the Term, the Term shall nonetheless continue until all obligations related to or that arise (or may arise) with respect to a Change in Control have been satisfied. No Severance Payments shall be due with respect to a Change in Control that occurs after the Term of the Plan has expired. If a Change in Control occurs during the Term of the Plan, the Plan shall terminate automatically immediately following the satisfaction of any Severance Payments owed with respect to such Change in Control, but in no case shall any rights accrue under the Plan with respect to any subsequent Change in Control. Upon the expiration of the Term, the Plan and all outstanding Participation Agreements shall automatically terminate, and Participants shall have no further rights to payments or benefits under the Plan, except with respect to (i) any unpaid payments or benefits which the Company became obligated to make during the Term in accordance with the Plan which occurs during the Term, as provided in Section 5(a) or Section 5(b) herein, which Company obligations shall continue until fulfilled in accordance with the Plan and respective Participation Agreement unless the affected Participant and the Company agree otherwise); and (ii) any payments of benefits which the Company or a successor would be obligated to make pursuant to the Plan as a result of significant (as determined by the Board prior to any Change in Control) negotiations between the Company and a third party that were in process at the time of the expiration of the Term, and which, if successful, would result in a Change in Control transaction, and both (A) a Change in Control based on the same such negotiations and (B) a Participant’s Qualifying Termination occur within twelve (12) months following the expiration of the Term (in which case the Participant shall be entitled to the benefits under Section 5(b) herein if the other conditions of Section 5(b) are met).
9.Compliance with Recoupment, Ownership and Other Policies or Agreements
Notwithstanding anything in the Plan to the contrary, the Committee may in its discretion at any time prior a Change in Control or a Qualifying Termination (with respect to the applicable Participant) provide that any payments or benefits provided under the Plan shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain types of conduct, including but not limited to material violation of policies of the Company, its Subsidiaries or other Affiliates, breach of non-solicitation, noncompetition, confidentiality, or other restrictive covenants or other conduct by the Participant that is determined by the Committee to be detrimental to the business or reputation of the Company, its Subsidiaries or other Affiliates. In addition, without limiting the effect of the foregoing, as a condition to the receipt of payments or other benefits under the Plan, the Committee may at any time require that a Participant agree to abide by any compensation recovery policy, equity retention policy and/or stock ownership guidelines adopted by the Company, its Subsidiaries, or other Affiliates, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture and other similar provisions as may apply under Applicable Law.
10.Compliance with the Plan
By participating in the Plan, each Participant shall be deemed to have agreed to the terms of the Plan.
11.Waiver and Release
In return for the Severance Payments, the Pro Rata Bonus, the COBRA severance described in Section 5(f)and any other severance benefits described herein, a Participant must execute and deliver a full release and waiver acceptable to the Company (substantially similar to the Release and Waiver attached hereto as Exhibit B and made a part of the Plan, subject to any modifications determined by the Company to be necessary to address requirements of Applicable Law or changes in Applicable Law) of all known or unknown claims or causes of action the Participant has, had or may have against the Company, its Subsidiaries, its other Affiliates and all of the officers, employees, directors and agents of the Company, its Subsidiaries, and its other Affiliates (the “Release”), and such Release must have become irrevocable as provided herein. Such Release shall not be accepted by the Company unless it has been executed by the Participant on or after the Participant’s Termination Date and has become irrevocable before the sixtieth (60th) day after the Participant’s Termination Date. If the sixty (60) day period described in the immediately preceding sentence begins in one calendar year and ends in a later calendar year, the severance payments and reimbursements, if any, shall commence in the later calendar year even if the Participant executes the Release and it becomes irrevocable in the earlier calendar year. If the Participant does not execute the Release and the Release does not become irrevocable before the sixtieth (60th) day after the Participant’s Termination Date, the Participant shall not receive the Severance Payments, the Pro Rata Bonus, the COBRA severance benefits described in Section 5(f) or any other severance benefits described herein.
12.General Provisions
(a)Protected Rights. Notwithstanding anything in the Plan to the contrary, (i) nothing in the Plan, including but not limited to any release provided under the Plan, or other agreement prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (ii) the Participant does not need the prior authorization of the Company to take any action described in (i), and the Participant is not required to notify the Company that he or she has taken any action described in (i); and (iii) neither the Plan nor such release limits the Participant’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Participant shall not be held criminally or civilly liable under any federal, state, or local trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(b)Assistance in Litigation. By participating in the Plan, the Participant shall be deemed to agree that he or she shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Participant. The Company shall promptly reimburse the Participant for his or her out-of-pocket expenses incurred in connection with the fulfillment of his or her obligations under this Section 12(b) in accordance with Section 7.
(c)Nonassignability. Neither benefits payable under the Plan nor any right or interest hereunder shall be assignable by a Participant, his or her beneficiaries or legal representatives, without the prior written consent of the Company; provided, however, that nothing in this Section 12(d) shall preclude (i) a Participant from designating a beneficiary to receive any benefits payable hereunder upon his or her death, or (ii) the executors, administrators or other legal representatives of a Participant or his or her estate from assigning any rights hereunder to the person or persons entitled thereto. The Company may assign the Plan without the consent of the Participant.
(d)Successors. The Plan shall bind any successor of or to the Company, the Company’s assets or the Company’s businesses (whether direct or indirect, by purchase of such assets or businesses, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan. The Plan shall bind the Participants, their executors, administrators, personal representatives and beneficiaries.
(e)No Effect on Other Benefits. Benefits payable under the Plan shall not be counted as compensation for purposes of determining benefits under any other benefit plans, programs, or policies of the Company, except to the extent expressly provided for therein.
(f)Mitigation. A Participant shall not be required to mitigate the amount of any payment provided for in Section 5 by seeking other employment or otherwise, and, except as otherwise provided in the Plan, such amounts shall not be reduced regardless of whether a Participant obtains other employment.
(g)Severability. If for any reason any provision of the Plan is held invalid, a court or arbitrator shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and the Plan valid and enforceable to the fullest extent permitted by Applicable Law. Any invalid provision shall not affect any other provision of the Plan not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of the Plan shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions the Plan, shall to the full extent consistent with law continue in full force and effect.
(h)Rights of Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of the Plan.
(i)No Limitation of Rights. Nothing in the Plan shall limit or prejudice any rights of the Company under any other laws.
(j)Certain Interpretative Matters. No provision of the Plan will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his, her or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
(k)No Right to Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing in this Plan shall be construed as conferring upon any Participant any right to employment or service, or to continue in the employment of or service, to the Company or affect the right of the Company to terminate the employment or service of a Participant at any time and for any reason. Except as may be otherwise provided in the Plan or determined by the Committee, all rights of a Participant with respect to the Plan shall terminate upon the Participant’s termination of employment or service. The Participant’s employment shall be deemed to be at will.
(l)No Limitation on Corporate Actions; Compliance with Applicable Law. Nothing contained in the Plan shall be construed to prevent the Company from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any benefits under the Plan. No employee, beneficiary or any other person shall have any claim against the Company as a result of any such action. Further, notwithstanding any other Plan provision to the contrary, (i) the Company may impose such restrictions on any benefits provided under the Plan as may be required under Applicable Law, and (ii) the Company shall not be obligated to make any distribution of benefits under the Plan, or take any other action, unless such distribution or action is in compliance with Applicable Law.
(m)Withholding; Other Tax Matters. The Company shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld from any amount payable under the Plan. The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person, or to indemnify any person with respect to any tax obligations. By participating in the Plan, a Participant shall be deemed to have acknowledged and agreed with the provisions of this Section 12(m), and, further, that the Company has made no representation or warranty regarding the tax consequences associated with the benefits described under the Plan, that the Participant agrees he or she is solely responsible for the satisfaction of all federal, state and local taxes and penalties for which he or she may be personally liable as a result of the benefits conveyed under the Plan (including any taxes under Code Section 409A).
(n)Governing Law. The Plan shall be governed by the laws of the State of Colorado, and in accordance with the applicable federal laws of the United States.
(o)Personal Jurisdiction and Venue. The Company and each Participant, by participating in the Plan, knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to the Plan, shall be tried exclusively, without jury, and the Company and the Participant consent to personal jurisdiction, in the state courts of Denver, Colorado or the United States District Court for the District of Colorado.
(p)Headings; Gender and Number. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the

Plan. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural, and words in the plural shall include the singular.
(q)No Trust; Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by benefits payable under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company, including, without limitation, any specific funds, assets or other property which the Company, in its discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.
(r)Beneficiary Designation. The Committee may permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive payments or benefits, if any, to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan unless the Committee determines otherwise. The Committee shall have discretion to approve and interpret the form or forms of such beneficiary designation.
(s)Facility of Payments. If a Participant or other person entitled to receive payments under the Plan (the “recipient”) shall, at the time payment of any such amount is due, be incapacitated so that such recipient cannot receive or acknowledge receipt of the payment, then the Committee, in its discretion, may direct that the payment may be made to the legal guardian, attorney-in-fact, or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company’s obligation under the Plan with respect to such amount.
(t)Right of Offset. The Company shall have the right (subject to any Code Section 409A considerations) to reduce the amount of any benefits otherwise payable under the Plan to, or on behalf of, any Participant by the amount of any obligation which the Participant has to the Company or an Affiliate of the Company that is or has become due and payable to the Company.
13.ERISA Requirements
(a)Named Fiduciaries. For purposes of ERISA, the Committee will be the Named Fiduciary and Plan Administrator with respect to the Plan. The Plan Administrator shall be responsible for the general administration, operation, and interpretation of the Plan and for carrying out its provisions, except to the extent all or any such obligations specifically are imposed on another person or persons or entity. The Plan Administrator may engage an actuary, attorney, accountant, insurance company, or similar entity, consultant, or any other technical advisor on matters regarding the operation of the Plan and to assist in the administration of the Plan, and to perform such other duties as are required in connection therewith. The Plan Administrator may allocate its responsibilities for the operation and administration of the Plan, including the designation of persons who are not named fiduciaries to carry out fiduciary responsibilities under the Plan. The Plan Administrator shall effect such allocation of its responsibilities by adopting resolutions specifying the nature and extent of the responsibilities allocated; including, if appropriate, the persons who are not named fiduciaries, but who are designated to carry out fiduciary responsibilities under the Plan. Subject to the claims procedures set forth herein, and except as otherwise provided in this Section 13, the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of the Plan Administrator or the Participant. Determinations by the Plan Administrator shall be binding and conclusive upon all interested persons. The Plan shall be administered and the records of the Plan shall be maintained on the basis of the plan year. The plan year shall be the twelve-month period ending on December 31 of each year.
(b)Claims and Review Procedures. The following claims procedure shall apply for purposes of the Plan. The Participant and his or her assigns (if any) and the Company and its assigns (individually or collectively, “Claimant”) must follow the procedures set forth herein.
(i)Filing a Claim; Notification to Claimant of Decision: The Claimant shall make a claim in writing in accordance with procedures and guidelines established from time to time by the Plan Administrator, which claim shall be delivered to the Plan Administrator. Any claim for Severance Benefits must be made by the Claimant within the one-year period following his or her Termination Date. The Plan Administrator shall review and make the decision with respect to any claim. If a claim is denied in whole or in part, written notice thereof shall be furnished to the Claimant within thirty (30) days after the claim has been filed. Such notice shall set forth:
(A)the specific reason or reasons for the denial;
(B)a specific reference to the provisions of the Plan on which denial is based;
(C)a description of any additional material or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary; and
(D)an explanation of the procedure for review of the denied claim.
(ii)Procedure for Review: Any Claimant whose claim has been denied in full or in part may individually, or through the Claimant’s duly authorized representative, request a review of the claim denial by delivering a written application for review to the Board at any time within sixty (60) days after receipt by the Claimant of written notice of the denial of the claim. Such request shall set forth in reasonable detail:
(A)the grounds upon which the request for review is based and any facts in support thereof; and

(B)any issues or comments which the Claimant considers pertinent to the claim.
Following such request for review, the Board shall fully and fairly review the decision denying the claim. Prior to the decision of the Board, the Claimant shall be given an opportunity to review pertinent documents.
(iii)Decision on Review: A decision on the review of a claim denied in whole or in part shall be made in the following manner:
(A)The decision on review shall be made by the Board, which shall consider the application and any written materials submitted by the Claimant in connection therewith. The Board, in its sole discretion, may require the Claimant to submit such additional documents or evidence as the Board may deem necessary or advisable in making such review.
(B)The Board shall render a decision upon a review of a denied claim within sixty (60) days after receipt of a request for review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. Written notice of any such extension will be furnished to the Claimant prior to the commencement of the extension.
(C)The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and the specific references to the provisions of the Plan on which the decision is based. The decision of the Board on review shall be final and conclusive upon all persons. If the decision on review is not furnished to the Claimant within the time limits prescribed in subparagraph (ii) above, the claim will be deemed denied on review.
(iv)Disability Claim: In the event that a Claimant files a claim that can be construed as a claim for “disability benefits” within the meaning of Section 503 of ERISA and Section 2560.503-1 of the Labor Department’s Regulations thereunder, the provisions of this Section 13, including the timeframes for making decisions, shall be deemed modified to the extent necessary to comply with such Regulations (as the same may be amended from time to time).
(v)
(vi)
(vii)[signature page follows]
(viii)

    IN WITNESS WHEREOF, the Plan is executed in behalf of the Company effective as of the Effective Date.

DMC GLOBAL INC.

By:	/s/ James O'Leary
Name:	James O'Leary
Title:	Interim President and CEO

EXHIBIT A
DMC Global Inc.
Executive Severance Plan
Participation Agreement
[Date]
Participant Name

Re: DMC Global Inc. Executive Severance Plan
Dear Participant:
This Participation Agreement (this “Agreement”) is made and entered into by and between [Participant Name] and DMC Global Inc. (the “Company”) effective as of [●], 202[●] (the “Effective Date”).
The Company has adopted the DMC Global Inc. Executive Severance Plan (such plan, as it may be amended and restated, the “Plan”), in order to provide selected eligible executives with the opportunity to receive severance and other benefits in the event of certain terminations of employment, including but not limited to in connection with a change in control of the Company under certain circumstances, and to attract and retain qualified executive officers.
A participant in the Plan is eligible to receive severance and other benefits if his or her employment or service is terminated under certain circumstances, as described in the Plan.
The Company has selected you to be a participant (the “Participant” or “you”) in the Plan, subject to the terms and conditions set forth in this Agreement and the Plan. A copy of the Plan has been provided to you and you acknowledge receipt of a copy of the Plan. The Plan is deemed to be part of the Agreement and its terms are incorporated herein by reference. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control unless the Committee determines otherwise. Unless otherwise defined herein, any capitalized terms used in this Agreement shall have the meanings set forth in the Plan.
In consideration of the mutual covenants contained herein and in the Plan, the Participant and the Company hereby agree as follows:
1.    Your participation in the Plan shall be effective as of the Effective Date.
2.    Your Severance Multiple in the event that you become entitled to Severance Payments pursuant to Section 5(a) of the Plan due to a Qualifying Termination other than in connection with a Change in Control shall be (i) [__] with respect to your Base Salary.

3.    Your CIC Severance Multiple in the event that you become entitled to Severance Payments pursuant to Section 5(b) of the Plan due to a Qualifying Termination in connection with a Change in Control shall be [__] with respect to your Base Salary and your Target Bonus, and you will also be entitled to a Pro Rata Bonus as described in the Plan.
4.    You agree to be bound by the terms of the Plan. You agree that this Agreement and the Plan contain all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. You also agree that, if you are entitled to receive severance benefits under the Plan, then you shall not be entitled to receive severance benefits under any other severance plan, employment agreement, offer letter or other plan, agreement or arrangement maintained by the Company, as such plan, agreement or arrangement may be amended from time to time, and you hereby waive any right to such benefits.
5.    You shall cease to be a Participant in the Plan if you cease to be an Eligible Executive or your employment or service is terminated under circumstances that do not entitle you to receive severance benefits under the Plan or as otherwise provided in the Plan. You agree that nothing in the Plan or this Agreement changes your status as an at-will employee.
6.    You acknowledge and agree that you have fully read, understand and voluntarily enter into the Plan and this Agreement. You acknowledge and agree that you have received a copy of the Plan and have had an opportunity to consult with your personal tax or financial planning advisor and/or attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Agreement.
This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The Plan and this Agreement may be amended as provided in the Plan.

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth below. Please sign below and return the Agreement to the Company’s [Title] at [Address] within [__] days of the date of this Agreement.

Very truly yours,
DMC Global Inc.
By:
Name:
Title:
By my signature below, I accept my designation as a Participant in the Plan and agree to be bound by and subject to the terms and conditions of this Agreement and the Plan.
PARTICIPANT:

Name:
Title:
Date:

EXHIBIT B
FORM OF RELEASE OF CLAIMS
DMC GLOBAL INC.
EXECUTIVE SEVERANCE PLAN
This Release of Claims (the “Agreement”) is made and entered into by and between DMC Global Inc. (the “Company”) and [_____________](the “Participant”).
BACKGROUND
A.    The Company has established the DMC Global Inc. Executive Severance Plan (as it may be amended and/or restated, the “Plan”) and has designated the Participant as a participant in the Plan, and, in connection therewith, the Company and the Participant have entered into that certain Participation Agreement dated [●], 202[●]) between the Company and the Participant (as it may be amended, the “Participation Agreement,” which is deemed to be part of the Plan), that, among its terms, provides that the Company will pay the Participant certain severance benefits (the “Severance”) under certain circumstances in connection with the termination of the Participant’s employment thereunder.
B.    Under the terms of the Plan, the Company is not obligated to pay the Severance unless the Participant has signed a release of claims in favor of the Company. The parties intend this Agreement to be that release of claims.
NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Company and the Participant, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.
1.    Company’s Obligations. In return for “Participant’s Obligations” (as described in Section 2 below), and provided that the Participant signs this Agreement and does not exercise the Participant’s rights to revoke or rescind the Participant’s waivers of certain discrimination claims (as described in Section 5 below), the Company will pay to the Participant the Severance.
2.    Participant’s Obligations. In return for the Company’s Obligations in Section 1 above, the Participant knowingly and voluntarily agrees to the following:
(a)    The Participant hereby fully, finally, and forever releases, waives and discharges, to the maximum extent that the law permits, any and all legal, equitable, and administrative claims, actions, causes of action, suits, debts, accounts, judgments, and demands (collectively, “Claims”) against the Company or any of its direct or indirect subsidiaries or affiliates that the Participant has or may have through the date on which the Participant signs this Agreement. This full and final release, waiver, and discharge extends to all and each of every legal, equitable, and administrative Claim(s) of any kind or nature whatsoever including, without limitation, the following:

(i)    All Claims that the Participant has or may have now, whether the Participant now knows about or suspects such claims;
(ii)    All Claims for attorney’s fees;
(iii)    All rights and Claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
(iv)    All rights and Claims of any other forms of discrimination and retaliation of any kind or nature whatsoever under federal, state, or local law, including but not limited to Claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964, and the Americans With Disabilities Act (“ADA”);
(v)    All Claims, whether in contract or tort, arising out of the Participant’s employment and the Participant’s termination of employment with the Company, including but not limited to any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;
(vi)    All Claims for any other compensation, including but not limited to front pay, back pay, bonus, fringe benefits, vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity pay, other grants of incentive compensation, and grants of stock, stock options, and other equity awards or equity-based awards;
(vii)    All Claims under the Employee Retirement Security Act of 1974, as amended (“ERISA”), subject to Section 4(c) herein;
(viii)    All Claims for any other alleged unlawful employment practices arising out of or relating to the Participant’s employment or termination of employment with the Company;
(ix)    All Claims for emotional distress, pain and suffering, compensatory damages, punitive damages, and liquidated damages; and
(x)    All Claims for reinstatement or re-employment.
Notwithstanding the foregoing, nothing in this Section 2(a) shall constitute a waiver of (i) any Claims that arise as a result of conduct that occurs after the date that the Participant signs this Agreement, (ii) any Claims for continuation rights under COBRA, or (iii) any Claims that do not exist as of the date that the Participant signs this Agreement.
(b)    The Participant will not commence any civil actions against the Company except as necessary to enforce his or her rights and/or the Company’s obligations under this Agreement and the Plan. The Severance that the Participant is receiving under the Plan has a value that is greater than anything to which the Participant is entitled. Other than what the Participant is receiving under the Plan, the Company owes the Participant nothing else in return for the Participant’s Obligations.
(c)    The Participant relinquishes any right to future employment with the Company, and the Company shall have the right to refuse to re-employ the Participant without liability.
(d)    The Participant agrees to continue to adhere to the terms and conditions set forth in the Covenants Agreement. The Participant agrees that such terms and conditions are reasonable and necessary to protect the legitimate interests of the Company and that any violation of the Covenants Agreement by the Participant may cause substantial and irreparable harm to the Company. The Participant agrees that the Company may seek any remedies set forth in the Plan or available under Applicable Law, should the Participant violate the Covenants Agreement.
3.    Certain Definitions. For purposes of Section 2, the “Participant” means [_____________] and any person or entity that has or obtains any legal rights or claims through [________________]. Further, the “Company” means DMC Global Inc. and any parent, subsidiary, and affiliated organization or entity in the present or past related to DMC Global Inc., and any past and present officers, directors, members, governors, attorneys, employees, agents, insurers, successors, and assigns of, and any person who acted on behalf of or instruction of, DMC Global Inc.
4.    Other Provisions.
(a)    The Company has paid or will pay the Participant in full for all reimbursable business expenses, earned annualized salary, earned unpaid bonus pay, and any other earnings through the last day of the Participant’s employment (if and to the extent such payments are required to be made).
(b)    This Agreement does not prohibit the Participant from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency. However, the Participant agrees not to seek or accept any money damages or other relief should any such charge be filed.
(c)    Nothing in this Agreement affects the Participant’s rights in any qualified retirement or welfare benefit plan or program in which the Participant was a participant while employed by the Company. In addition, any equity, equity-based, or other long-term incentive awards granted to the Participant shall be governed by the terms of the applicable Stock Plan (as defined in the Plan) and related award agreement. The terms of such plans, programs, and award agreements control the Participant’s rights with respect thereto.

(d)    The Company will indemnify the Participant as permitted by and pursuant to any agreement or policy that the Company has adopted relating to indemnification of directors, officers, and employees, and as permitted by and pursuant to any provision of the Company’s certificate of incorporation or by-laws relating to such indemnification. The Participant will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy on the terms and conditions of the applicable policy documents. For the avoidance of doubt, nothing in Section 2(a) of this Agreement waives any right to claims for such indemnification or insurance coverage.
(e)    Notwithstanding the foregoing, (i) nothing in this Agreement or other agreement prohibits the Participant from reporting possible violations of law or regulation to any federal, state, or local governmental agency or entity (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information; (ii) the Participant does not need the prior authorization of the Company to take any action described in (i), and the Participant is not required to notify the Company that he or she has taken any action described in (i); and (iii) the Agreement does not limit the Participant’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Participant will not be held criminally or civilly liable under any Government Agency’s trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(f)    The terms and obligations of the Participant’s participation in the Plan and this Agreement shall inure to the benefit of the Participant’s heirs and estate.
5.    Participant’s Rights to Counsel, Consider, Revoke and Rescind.
(a)    The Company hereby advises the Participant to consult with an attorney prior to signing this Agreement.
(b)    The Participant further understands that the Participant has [45 or 21] days to consider the Participant’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning the date on which the Participant receives this Agreement. The Participant agrees that he or she was provided this Agreement on [●], 20[●] for consideration. If the Participant signs this Agreement, the Participant understands that the Participant is entitled to revoke the Participant’s release of any rights or claims under the ADEA and OWBPA within seven days after the Participant has executed it, and the Participant’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired. To revoke such release, the Participant must put the rescission in writing and deliver it to the Company by hand or mail within the seven-day period. If the Participant delivers the rescission by mail, it must be: (i) postmarked within seven calendar days after the date on which the Participant signs this Agreement; (ii) addressed to the Company, c/o [Title] [Address]; and (iii) sent by certified mail return receipt requested. If the Participant revokes or rescinds the Participant’s waivers of discrimination claims as provided above, the Participant shall not be entitled to receive the Severance.
6.    Non-Admission. The Company and the Participant enter into this Agreement expressly disavowing fault, liability, and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing, or unlawful conduct whatsoever. If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/it may have with or against the other.
7.    No Oral Modification or Waiver. This Agreement may not be changed orally. No breach of any provision hereof can be waived by either party unless in writing. Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.
8.    Governing Law. This Agreement will be governed by the substantive laws of the State of Colorado without regard to conflicts of law principles.
9.    Forum Selection, Jurisdiction, and Venue. The Participant and the Company knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction, in the state courts of Broomfield County, Colorado or the United States District Court for the District of Colorado.
10.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.
11.    Blue Pencil Doctrine. In the event that any provision of this Agreement is unenforceable under Applicable Law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.
12.    Agreement Freely Entered Into. The Participant and the Company have voluntarily and free from coercion entered into this Agreement. Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with his/its own attorney prior to its execution. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents, or attorneys except as set forth in this Agreement. Both parties agree to abide by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the dates set forth below.

Participant: By: Dated:	DMC Global Inc. By: Name: Its: Dated: